Media Contact:	Investor Contact:

Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Anthony Runnels Manager, Investor Relations (310) 410-9600 ext. 32205

HERBALIFE LTD. REPORTS RECORD THIRD-QUARTER NET SALES
Company Provides 2007 Guidance

LOS ANGELES, November 6, 2006 — Herbalife Ltd. (NYSE: HLF) today reported third-quarter net sales of $476.4 million, an increase of 18.8 percent compared to the same period of 2005. This record performance was largely attributable to increases in the company’s two largest markets, Mexico and the U.S., which reported net sales growth of 66.0 percent and 24.7 percent, respectively, versus the third quarter of 2005. The company’s chief executive officer, Michael O. Johnson, said, “I am pleased with the strong sales growth we have generated in our top markets. We believe our innovative distributor business methods, combined with engaged leadership and high-quality products will continue to serve as the primary sales drivers in our existing markets.”

During the third quarter of 2006, new distributor supervisors increased 18.9 percent versus the same period in 2005. Total supervisors, as of September 30, 2006, increased 23.8 percent versus 2005 and the company’s President’s Team increased 17.0 percent year-over-year to 958 members.

Financial Performance

For the quarter ended September 30, 2006, the company reported net income of $26.5 million, or $0.36 per diluted share, compared to $27.1 million, or $0.37 per diluted share in the third quarter of 2005. This decrease was primarily attributable to the impact of a $14.3 million after-tax expense incurred during the quarter relating to the company’s July 2006 debt refinancing, partially offset by strong net sales growth, and lower interest and income tax expenses. Excluding the impact of this refinancing charge and other items1, third quarter 2006 net income increased 54.6 percent to $38.1 million, or $0.51 per diluted share, compared to $0.34 per diluted share in the third quarter of 2005.

For the nine months ended September 30, 2006, the company reported net income of $101.5 million, or $1.37 per diluted share, compared to $63.2 million, or $0.87 per diluted share in the same period last year. Excluding the impact of certain items1, year-to-date net income increased 36.1 percent to $109.4 million, or $1.47 per diluted share, compared to $1.11 per diluted share in the same period of 2005.

The company invested $23.5 million in capital expenditures during the third quarter, primarily related to the relocation of the company’s regional headquarters in Los Angeles, the development of the company’s e-commerce platform, enhancements to its management information systems, and additional infrastructure investments in China.

Third Quarter 2006 Business Highlights

During the quarter, the company hosted over 50,000 distributors at more than 40 local and regional events. The largest events were three regional Extravaganzas hosted in Athens, Las Vegas and Mexico City, which collectively attracted over 40,000 attendees. Additionally, more than 3,000 distributors attended a Summer Spectacular in South Africa. Numerous leadership and training events were also hosted around the world, including five World Team Schools in South America, a President’s Team Retreat in the U.S. and several Supervisor Workshop tours across Europe.

The company continued to assist its distributors in the global expansion of key business methods during the quarter. For example, over 11,000 distributors were trained on the Customer Club party-planning concept, and the company estimates that there are nearly 40,000 clubs in operation worldwide. Greg Probert, the company’s president and chief operating officer, said, “Our distributors’ business methods have enabled us to increase penetration within several of our key markets and reach a broader consumer base worldwide.”

The company also launched several new products during the third quarter. A water-mixable version of its flagship Formula 1 nutritional protein drink, a reformulated version of the company’s Garden 7 phytonutrient supplement and sample packs of its NouriFusion personal care line were introduced to the U.S. market at the company’s North American Extravaganza in July. Additionally, globalization of other recent product introductions continued during the quarter, with LiftOffTM expanding into ten additional European markets.

Global branding remains a key component in supporting the retailing and recruiting efforts of the company’s distributors and associating the Herbalife brand with healthy, active lifestyles. Sponsorships during the quarter included the Moscow Peace Marathon, the Nautica Malibu Triathlon, the Michelob Ultra London Triathlon and the JPMorgan Chase Tennis Tournament.

The company also continued the execution of its China strategy by opening five new stores in three additional provinces, bringing the total to 33 stores in 20 provinces as of September 30, 2006. “I am pleased with our performance in China,” said Probert. “The results we generated through the third quarter were in-line with our expectations and although we are still awaiting approval for our direct selling license, we remain optimistic about our long-term prospects in this important market,” Probert continued.

Regional Performance

Effective July 2006, the company changed its geographic units from four to seven. As a part of its realignment for growth initiative, the company is refining its organizational structure to create additional touch points and growth opportunities for its distributors, support faster decision making across the organization due to reduced management layers, and improve the sharing of ideas and tools to accelerate growth in its high potential markets. The new geographic units are as follows: Europe, Middle East and Africa (EMEA), Mexico and Central America, North America, South America and Southeast Asia (SAM/SEA), Greater China, North Asia and Brazil.

EMEA, which accounted for 26.7 percent of worldwide sales, reported net sales of $127.4 million in the third quarter, down 2.9 percent versus the same period of 2005. Excluding currency fluctuations, net sales decreased 5.9 percent. The performance was primarily attributable to declines in Germany and the Netherlands, which were down 25.7 percent and 21.2 percent, respectively, versus 2005, partially offset by growth in several of the region’s top markets, including Portugal, up 32.5 percent, Spain, up 15.6 percent, and France, up 13.2 percent, in each case compared to the third quarter of 2005. Total supervisors in the region, as of September 30, 2006, increased 1.6 percent versus the same period in 2005. For the nine months ended September 30, 2006, net sales in the region decreased 0.8 percent to $414.1 million, as compared to the same period in 2005. However, excluding currency fluctuations, year-to-date net sales in the region increased 0.9 percent, versus the comparable period of 2005.

Mexico and Central America, which accounted for 21.6 percent of worldwide sales, reported net sales of $103.0 million in the third quarter, up 66.8 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 70.5 percent. This increase was primarily attributable to strong growth in the company’s largest market, Mexico, which reported a 66.0 percent increase during the quarter versus 2005. Total supervisors in the region, as of September 30, 2006, increased 97.7 percent as compared to the same period in 2005. For the nine months ended September 30, 2006, net sales in Mexico and Central America increased 87.8 percent to $281.0 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 87.7 percent, versus the comparable period of 2005.

The North America unit, which accounted for 19.4 percent of worldwide sales, reported net sales of $92.3 million in the third quarter, up 22.8 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 22.5 percent. This increase was largely attributable to continued sales growth in the U.S., which reported a 24.7 percent increase during the quarter as compared to the third quarter of 2005. Total supervisors in the region, as of September 30, 2006, increased 14.9 percent versus the same period in 2005. For the nine months ended September 30, 2006, net sales in North America increased 15.9 percent to $266.7 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 15.5 percent, versus the comparable period of 2005.

SAM/SEA accounted for 10.8 percent of worldwide sales and reported net sales of $51.5 million in the third quarter, up 39.2 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 37.6 percent. The growth in the region was primarily attributable to a 43.6 percent increase in the company’s South American markets and incremental revenue in Malaysia, which opened in the first quarter of 2006. Total supervisors in the region, as of September 30, 2006, increased 39.3 percent versus the same period in 2005. For the nine months ended September 30, 2006, net sales in the region increased 51.1 percent to $142.5 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 50.6 percent, versus the comparable period of 2005.

Greater China, which accounted for 7.6 percent of worldwide sales, reported net sales of $36.2 million in the third quarter, up 23.9 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 24.2 percent. The increase was primarily attributable to incremental sales in China, offset by declines in Taiwan and Hong Kong resulting from the continued shift in distributor focus towards China and Malaysia. Total supervisors in the region, as of September 30, 2006, increased 19.4 percent versus the same period in 2005. For the nine months ended September 30, 2006, net sales in Greater China increased 12.1 percent to $92.5 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 13.0 percent, versus the comparable period of 2005.

North Asia, which accounted for 7.0 percent of worldwide sales, reported net sales of $33.2 million in the third quarter, down 12.4 percent versus the same period of 2005. Excluding currency fluctuations, net sales decreased 13.1 percent. The performance reflects a 24.3 percent decline in Japan, offset by an 8.3 percent increase in South Korea. Total supervisors in the region, as of September 30, 2006, increased 10.3 percent versus the same period in 2005. For the nine months ended September 30, 2006, net sales in North Asia decreased 4.5 percent to $102.0 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region decreased 2.5 percent, versus the comparable period of 2005.

Brazil, which accounted for 6.9 percent of worldwide sales, reported net sales of $32.8 million in the third quarter, up 13.6 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 5.2 percent. Total supervisors, as of September 30, 2006, increased 16.8 percent versus the same period in 2005. For the nine months ended September 30, 2006, net sales in Brazil increased 29.6 percent to $99.4 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 13.3 percent, versus the comparable period of 2005.

Fourth Quarter 2006 and Full Year 2007 Guidance

Based on management outlook for continued sales growth in its key markets, fourth quarter 2006 net sales growth is expected to be in the range of 18.0 percent to 20.0 percent and diluted earnings per share are expected to be in the range of $0.52 to $0.55. Furthermore, as a result of its higher than expected financial performance through the third quarter of the year, the company is raising its full year 2006 diluted earnings per share guidance to be in the range of $2.00 to $2.03. The company’s fourth quarter 2006 diluted earnings per share estimates exclude expenses expected to be incurred during the quarter relating to the company’s realignment for growth initiative. In addition, the company’s full year 2006 diluted earnings per share estimates also exclude the impact of the $14.3 million after-tax recapitalization charge, and $6.4 million in tax benefits realized during the first nine months of 2006.

The Company expects full year 2007 net sales growth to be in the range of 10.0 percent to 15.0 percent and diluted earnings per share to be in the range of $2.40 to $2.47.

Third Quarter 2006 Earnings Conference Call

Herbalife’s third quarter 2006 earnings conference call will be conducted on November 7, 2006 at 8 a.m. PST (11 a.m. EST). The conference call numbers are (866) 219-5269 for domestic calls and (703) 639-1121 for calls made from outside the United States. Additionally, the conference call will be webcasted. The link to the webcast is on the Investor Relations section of the company’s Web site at http://ir.herbalife.com/. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 972959. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife (http://www.herbalife.com) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 62 countries through a network of more than one million independent distributors. The company supports the Herbalife Family Foundation (http://www.herbalifefamily.org) and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations (http://ir.herbalife.com) for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in this prospectus. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our distributors;
• adverse publicity associated with our products or network marketing organization;
• uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
• risk of improper action by our employees or international distributors in violation of applicable law;
• changing consumer preferences and demands;
• the competitive nature of our business;
• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program, including the direct selling market in which we operate;
• risks associated with operating internationally, including foreign exchange risks;
• our dependence on increased penetration of existing markets;
• contractual limitations on our ability to expand our business;
• our reliance on our information technology infrastructure and outside manufacturers;
• the sufficiency of trademarks and other intellectual property rights;
• product concentration;
• our reliance on our management team;
• uncertainties relating to the application of transfer pricing, duties and similar tax regulations;
• taxation relating to our distributors; and
• product liability claims.

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RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	9/30/2005	9/30/2006	9/30/2005	9/30/2006

EMEA	$131,179	$127,428	$417,601	$414,075
Mexico and Central America	61,732	102,959	149,640	280,982
North America	75,094	92,252	230,062	266,662
SAM/SEA	37,025	51,541	94,313	142,495
Greater China	29,204	36,172	82,504	92,489
North Asia	37,855	33,179	106,850	101,999
Brazil	28,908	32,843	76,754	99,447

Worldwide net sales	400,997	476,374	1,157,724	1,398,149
Cost of sales	79,482	97,159	232,592	281,165

Gross profit	321,515	379,215	925,132	1,116,984
Royalty overrides	138,618	168,658	410,875	501,307
SGA	121,584	146,070	349,430	421,995

Operating income	61,313	64,487	164,827	193,682
Interest expense, net	7,950	25,869	37,598	36,839

Income before income taxes	53,363	38,618	127,229	156,843
Income taxes	26,226	12,151	64,042	55,354
Net income	27,137	26,467	63,187	101,489

Basic shares	69,077	71,179	68,800	70,593
Diluted shares	73,455	74,257	72,373	74,173

Basic EPS	$0.39	$0.37	$0.92	$1.44

Diluted EPS	$0.37	$0.36	$0.87	$1.37

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	Dec 31,	Sept 30,
	2005	2006
ASSETS		(unaudited)

Current assets:
Cash & cash equivalents	$88,248	$123,273
Inventories	109,785	124,230
Other current assets	101,518	128,295

Total current assets	299,551	375,798

Property and equipment, net	64,946	94,606
Other assets	24,190	29,561
Goodwill	134,206	125,096
Intangible assets, net	314,908	312,583

Total assets	$837,801	$937,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	39,156	41,830
Royalty overrides	87,401	108,903
Accrued expenses	126,167	144,318
Current portion of long-term debt	9,816	7,098
Other current liabilities	22,917	29,266

Total current liabilities	285,457	331,415

Long-term debt, net of current portion	253,276	180,693
Other long-term liabilities	130,180	126,191

Total liabilities	668,913	638,299

Shareholders’ equity:
Common shares	140	142
Additional paid-in capital	89,508	120,625
Accumulated other comprehensive income (loss)	605	(1,546)
Retained earnings	78,635	180,124

Total shareholders’ equity	168,888	299,345

Total liabilities and shareholders’ equity	$837,801	$937,644

Herbalife Ltd.
Total Supervisors by Region
(Unaudited)

Region	9/30/2005	9/30/2006	% Chg

EMEA	86,364	87,762	2%
North America	57,993	66,640	15%
Mexico and Central America	33,434	66,097	98%
SAM/SEA	36,409	50,723	39%
Brazil	33,267	38,857	17%
Greater China	23,597	28,176	19%
North Asia	18,967	20,913	10%
Worldwide	290,031	359,168	24%

Herbalife Ltd.
Volume Points by Region (Unaudited)
(in millions)

	Three Months Ended			Nine Months Ended

Region	9/30/05	9/30/06	% Chg	9/30/05	9/30/06	% Chg

Mexico and Central America	100.5	170.2	69%	247.3	467.4	89%
North America	118.3	145.9	23%	356.9	409.7	15%
EMEA	140.5	129.7	-8%	432.4	426.7	-1%
SAM/SEA	52.3	73.9	41%	133.0	191.5	44%
Brazil	40.5	41.0	1%	115.3	126.3	9%
Greater China	38.2	40.3	6%	104.7	105.7	1%
North Asia	33.6	29.6	-12%	92.4	89.5	-3%
Worldwide	523.9	630.6	20%	1,482.0	1,816.8	23%

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Nine Months Ended

	9/30/05	9/30/06	9/30/05	9/30/06

Net income, as reported	$27,137	$26,467	$63,187	$101,489
Non-cash royalty expense
adjustment	(2,512)	—	(2,512)	—
Tax charge associated with
China subsidiary restructuring	—	—	5,479	—
Tax benefit resulting from an international
income tax audit settlement	—	—	—	(3,693)
Recapitalization expenses associated
with the clawback of 9 1/2% Notes	-	-	14,229	-
Additional tax benefits on refinancing
transactions	—	(2,680)	—	(2,680)
Recapitalization expenses associated
with July 2006 debt restructuring	-	14,274	-	14,274

Net income, as adjusted	$24,625	$38,061	$80,383	$109,390

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings
per share adjusted for certain items:

	Three Months Ended		Nine Months Ended

	9/30/05	9/30/06	9/30/05	9/30/06

Diluted earnings per share, as reported	$0.37	$0.36	$0.87	$1.37
Non-cash royalty expense
adjustment	(0.03)	—	(0.03)	—
Tax charge associated with
China subsidiary restructuring	—	—	0.08	—
Tax benefit resulting from an international
income tax audit settlement	—	—	—	(0.05)
Recapitalization expenses associated
with the clawback of 9 1/2% Notes	-	-	0.20	-
Additional tax benefits on refinancing
transactions	—	(0.04)	—	(0.04)
Recapitalization expenses associated
with July 2006 debt restructuring	-	0.19	-	0.19

Diluted earnings per share, as adjusted	$0.34	$0.51	$1.11	$1.47

Note: Amounts may not total due to rounding.

SCHEDULE B: FINANCIAL GUIDANCE

2006 Guidance

For the Three and Twelve Months Ended December 31, 2006

	Three Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2006
	Low	High	Low	High
Net sales growth vs. 2005	18.0%	20.0%	20.0%	20.6%
Gross profit as % net sales	79.7%	80.2%	79.7%	80.2%
Royalty overrides as % net sales	35.3%	35.8%	35.5%	36.0%
SGA as % net sales	30.1%	30.6%	29.9%	30.4%
Operating income as % net sales	14.0%	14.4%	13.8%	14.0%
Interest expense, net ($ mm’s)	$3.0	$4.0	$17.0	$18.0
Effective tax rate	39.0%	39.5%	39.0%	39.5%
EPS (1)	$0.52	$0.55	$2.00	$2.03
Cap Ex ($ mm’s)	$10.0	$15.0	$55.0	$60.0
(1) Excludes the impact of the items presented in
Schedule A (“Reconciliation of Non-GAAP Measures”) and
expenses expected to be incurred in the fourth quarter of
2006 relating to the company’s realignment for growth
initiative.

2007 Guidance

For the Twelve Months Ended December 31, 2007

	Twelve Months Ended
	December 31, 2007
	Low	High
Net sales growth vs. 2006	10.0%	15.0%
Effective tax rate	36.5%	37.5%
EPS (2)	$2.40	$2.47
Cap Ex ($ mm’s)	$35.0	$45.0
(2) Excludes expenses expected to be incurred in 2007 relating to the company’s realignment initiative.

1 See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.